UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 6, 2012

Adeona Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

01-12584	13-3808303
(Commission File Number)	(IRS Employer Identification No.)

3985 Research Park Drive, Suite 200

Ann Arbor, MI 48108

(Address of principal executive offices and zip code)

(734) 332-7800

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective February 6, 2012, C. Evan Ballantyne was appointed Chief Financial Officer of Adeona Pharmaceuticals, Inc. (“Adeona” or the “Company”). In connection with his appointment, Mr. Ballantyne entered into a three-year employment agreement with Adeona (the “Ballantyne Employment Agreement”).  Pursuant to the Ballantyne Employment Agreement, Mr. Ballantyne will be entitled to an annual base salary of $298,000 and will be eligible for discretionary performance and transactional bonus payments.  Additionally, Mr. Ballantyne was granted options to purchase 425,000 shares of the Company’s common stock with an exercise price equal to the Company’s per share market price on the date of issue. These options will vest pro rata, on a monthly basis, over thirty-six months.  The Ballantyne Employment Agreement also includes confidentiality obligations and inventions assignments by Mr. Ballantyne.

If Mr. Ballantyne’s employment is terminated for any reason, he or his estate as the case may be, will be entitled to receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by him to the extent not previously paid (the “Accrued Obligations”); provided, however, that if his employment is terminated (1) by the Company without Just Cause (as defined in the Ballantyne Employment Agreement) or by Mr. Ballantyne for Good Reason (as defined in the Ballantyne Employment Agreement) then in addition to paying the Accrued Obligations, (i) the Company shall continue to pay his then current base salary and continue to provide benefits at least equal to those which were provided at the time of termination for a period of six months and (ii) he shall have the right to exercise any vested options until the earlier of the expiration of the severance or the expiration of the term of the option, or (2) by reason of his death or Disability (as defined in the Ballantyne Employment Agreement), then in addition to paying the Accrued Obligations, he would have the right to exercise any vested options until the expiration of the term of the option. In such event, if Mr. Ballantyne, commenced employment with another employer and becomes eligible to receive medical or other welfare benefits under another employer-provider plan, the medical and other welfare benefits to be provided by the Company as described herein will terminate.

The information contained in this Item 1.01 regarding the Ballantyne Employment Agreement is qualified in its entirety by the copy of the agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by this reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective February 6, 2012, C. Evan Ballantyne was appointed Chief Financial Officer of the Company.

Mr. Ballantyne joined Adeona as its Chief Financial Officer in February 2012. From 2006 until its acquisition in April 2011, Mr. Ballantyne served as Executive Vice President and Chief Financial Officer of Clinical Data, Inc., a publicly-traded biopharmaceutical company which was acquired by Forest Laboratories, Inc. for $1.3 billion. While at Clinical Data, he was instrumental in leading corporate financings totaling approximately $220 million as well as a number of acquisition and divestitures totaling $116 million. Mr. Ballantyne has also served as Chief Financial Officer of a number of private medical technology companies, including Avedro and ZymeQuest. Earlier in his career, he served as Vice President and Chief Operating Officer for ACNielsen Europe Middle East & Africa and held the Chief Financial Officer position as well for two years. There, Mr. Ballantyne was responsible for all aspects of operations, strategic planning and finance in more than 45 countries for a corporation with 9,700 employees. He also helped lead the company's successful ISO certification process. He began his career at the Dun & Bradstreet Corporation where he held several senior financial positions. Mr. Ballantyne earned a BA from the University of Western Ontario, and took a post-graduate degree in Business Administration with Honors from the University of Windsor.

In connection with his appointment, Mr. Ballantyne entered into the Ballantyne Employment Agreement.   See Item 1.01 for a description of the terms of the Ballantyne Employment Agreement.

There are no family relationships between Mr. Ballantyne and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer.  Additionally, there have been no transactions involving Mr. Ballantyne that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01 Other Events

On February 7, 2012 the Company issued a press release announcing the appointment of Mr. Ballantyne as an executive officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

The following exhibits are being filed as part of this Report.

Exhibit Number	Description

10.1	Employment Agreement, dated February 6, 2012, by and between C. Evan Ballantyne and the Company.*
99.1	Press Release dated February 7, 2012.*

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 7, 2012	ADEONA PHARMACEUTICALS, INC.
(Registrant)

	By:	/s/ Jeff Riley
Name: Jeff Riley
Title: Chairman, President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated February 6, 2012, by and between C. Evan Ballantyne and the Company.*
99.1	Press Release dated February 7, 2012.*

*Filed herewith.